Exhibit 5.1

EDWARDS ANGELL PALMER & DODGE LLP
350 East Las Olas Boulevard, Suite 1150
Ft. Lauderdale, FL 33301

May 10, 2006

DOR BioPharma, Inc.
Lincoln Building
1691 Michigan Avenue
Suite 435
Miami, FL 33139

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as legal counsel to DOR BioPharma, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on May 10, 2006. The Registration Statement relates to the registration for resale of up to 30,629,819 shares (the “Securities”) of common stock of the Company, $0.001 par value per share (the “Common Stock”). The Securities consist of (i) 14,461,672 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”) and (ii) 16,168,147 shares of outstanding Common Stock (the “Common Shares”).

Based on our review of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the relevant statutory provisions of the Delaware General Corporation Law and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that (i) the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable; and (ii) the Common Shares have been duly authorized, validly issued, fully paid and nonassessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Warrant Shares and the Common Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP
Laura N. Wilkinson
Writer’s Direct Dial
Number: (401) 276-6607

February 9, 2006

Jeffrey Riedler
Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 6010
Washington, D.C. 20549

RE: DOR BioPharma, Inc. (the “Company”)
Form S-1 filed January 20, 2006
File Number 333-131166

Dear Mr. Riedler:

On behalf of our client, DOR BioPharma, Inc. (the “Company”), set forth below are the responses of the Company to the Staff’s comment letter addressed to the Company dated February 6, 2006. The numbered paragraphs below correspond to the numbered paragraphs in the Staff’s letter. Amendment No. 1 to the Registration Statement on Form SB-2, marked to show changes from the prior draft, was filed with the Commission via EDGAR today.

1. As noted above, the Company has amended its filing on Form SB-2 and thus is not required to comply with the disclosure requirements of Form S-1.

2. The Gastrotech letter of intent has expired in accordance with its terms, and the Company has not renewed the letter. This fact was disclosed by the Company in a Current Report on Form 8-K filed with the Commission on February 6, 2006.

Please do not hesitate to call with any questions regarding the foregoing, or if you need additional information.

Sincerely,

/s/Laura N. Wilkinson

Laura N. Wilkinson

cc: Michael T. Sember
Evan Myrianthopolous
Leslie J. Croland, Esq.